Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL 2018 FOURTH QUARTER AND FULL YEAR

Expects Fiscal 2019 and Fiscal 2020 Net Earnings Per Diluted Share Growth;
Board Declares Quarterly Dividend Increase;
Outlines Long-Term Financial Targets;
Provides Update on Comprehensive Transformation Plan;
Provides Update on Board Refreshment and Governance Review

UNION, New Jersey, April 10, 2019 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the fourth quarter of fiscal 2018 ended March 2, 2019. The Company also provided an update on its comprehensive transformation plan, including short-and-long-term financial targets. In addition, the Board of Directors of the Company provided an update on its Board refreshment and governance review.

Fiscal 2018 Fourth Quarter Results

For the fiscal 2018 fourth quarter (13 weeks), the Company reported a net loss of ($1.92) per diluted share (($253.8) million), which included a non-cash goodwill and tradename impairments charge, compared with $1.41 per diluted share ($194.0 million) for the fiscal 2017 fourth quarter (14 weeks). Excluding the non-cash impairments charge, the Company reported adjusted net earnings of $1.20 per diluted share ($158.8 million) for the fiscal 2018 fourth quarter. Net sales for the fiscal 2018 fourth quarter were approximately $3.3 billion, a decrease of approximately 11.0% compared to the prior year period, primarily due to one less week in the quarter compared to fourteen weeks in fiscal 2017 and a shift in the calendar, moving the post-Thanksgiving holiday sales week out of the fourth quarter. Comparable sales in the fiscal 2018 fourth quarter declined approximately 1.4% and included strong sales growth from the Company’s customer-facing digital channels, and sales from stores that declined in the mid-single-digit percentage range.

Fiscal 2018 Full Year Results

For the fiscal 2018 full year (52 weeks), the Company reported a net loss of ($1.02) per diluted share (($137.2) million), which included a non-cash goodwill and tradename impairments charge, compared with $3.04 per diluted share ($424.9 million) for the fiscal 2017 full year (53 weeks). Excluding the non-cash impairments charge, the Company reported adjusted net earnings of $2.05 per diluted share ($275.4 million) for the fiscal 2018 full year. Net sales for the fiscal 2018 full year were approximately $12.0 billion, a decrease of approximately 2.6% compared to the prior year, primarily due to one less week in the year compared to fifty-three weeks in fiscal 2017. Comparable sales in the fiscal 2018 full year declined approximately 1.1% and included strong sales growth from the Company’s customer-facing digital channels, and sales from stores that declined in the mid-single-digit percentage range.

Update on Transformation Plan

The Company’s ongoing efforts to implement and execute on organization-wide foundational initiatives are intended to drive four key objectives:

•
Mid-and-long-term revenue growth from portfolio strategy alignment across product assortment, customer experience and customer engagement, including greater focus on growing destinational categories (bed, bath, kitchen, windows and tabletop) and proprietary and private-label brands; the learnings from Next Generation Lab store experiences to enhance the in-store customer experience; an enhanced online experience; as well as efforts to assure that our customers are getting the right value for the products they want and need most.

•
Near-term and ongoing gross margin improvements through changes in assortment mix to drive sales to better margin categories; modifications in pricing algorithms; further optimization of coupon strategy; and supply chain improvements.

•	Near-term and ongoing SG&A improvements from improvements in store labor model; marketing efficiencies; and reductions in occupancy expense relating to ongoing store lease negotiations.

•
Current and sustainable world-class operational support through investments in human capital, data and analytics and process improvements; repositioning and articulating Bed Bath & Beyond brand in the marketplace across all customer interactions including assortment, store and digital experience and marketing; and enhancements in global sourcing capabilities.

“During the fourth quarter and throughout fiscal 2018, we have been driving significant foundational change across our business,” said Steven Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. “The pace of our transformation accelerated during fiscal 2018 and we made measurable progress within each of our four focus areas of our plan. While this is a multiyear effort, our Board and management team are confident that the actions underway to drive our near-term and long-term financial targets will enable Bed Bath & Beyond to succeed and drive shareholder value. In fiscal 2019, we are modeling our operating profit, even including the investments in initiatives, to stabilize, and earnings per share to grow slightly, and for both to accelerate thereafter, as the impact from many of our key initiatives grows and we take advantage of the significant operating leverage of our business.”

Capital Allocation

The Company’s Board of Directors today declared an increase in the quarterly dividend to $0.17 per share from $0.16 per share, payable on July 16, 2019 to shareholders of record at the close of business on June 14, 2019.

During the fiscal 2018 fourth quarter, the Company repurchased approximately $78 million of its common stock, representing approximately 5.2 million shares.

The Company ended fiscal 2018 with approximately $1.0 billion in cash and investments, an increase of approximately 35%, compared with approximately $744 million in cash and investments at the end of fiscal 2017.

Outlook

During the conference call with analysts and investors, the Company plans to provide financial targets for fiscal 2019, 2020 and long term, that directly relate to the various initiatives underway. For further details on these financial targets, please refer to the Fourth Quarter Fiscal 2018 Investor Presentation available on the investor relations website at www.bedbathandbeyond.com.

The Company is now modeling net earnings per diluted share in fiscal 2019 to grow slightly and to be between $2.06 and $2.15, including approximately $0.05 per diluted share in severance and shareholder activity fees, expected to be incurred in the first quarter. Excluding these expenses expected to be incurred in the first quarter, net earnings per diluted share is expected to be between $2.11 and $2.20.

In 2020 and long term, incorporating the cumulative effects of its comprehensive transformation plan; its capital allocation strategy; and operating margin improvement of over 300 basis points, the Company expects to achieve double-digit growth rates in net earnings per diluted share.

Update Regarding Board Refreshment and Governance Review

The Board of Directors of the Company has been undertaking a comprehensive review of its composition, governance structure and compensation practices. In connection with this review, the Board has named Patrick Gaston as Lead Independent Director and has reconstituted its Nominating and Corporate Governance Committee. In addition, the

Board is accelerating its refreshment program, which has already resulted in the addition of three new directors in the past two years.

“Our strategy, business transformation and execution are a critical component of our future success, and we also recognize that the right Board governance structure and incentives are necessary to ensure that we achieve our objectives,” said Patrick Gaston, Lead Independent Director of Bed Bath & Beyond. “The Board is committed to acting in the best interest of our shareholders, is working hard to accelerate the rate of change in the Company’s governance, greatly appreciates investor input received to date, and looks forward to continued constructive engagement with our shareholders on these and related efforts.”

The Company plans to announce additional changes to the Board, governance structure and compensation practices in the near future.

Fiscal 2018 Fourth Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2018 fourth quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 1-847-585-4405, using conference ID number 48430411. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 48430411. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

The Company has also made available an Investor Presentation on the investor relations section of its website that provides information related to its strategic initiatives, fiscal fourth quarter financial results, and modeling assumptions for fiscal 2019 and 2020 and long term.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, decorist.com, harborlinen.com, and t-ygroup.com. As of March 2, 2019, the Company had a total of 1,533 stores, including 994 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 277 stores under the names of World Market, Cost Plus World Market or Cost Plus, 124 buybuy BABY stores, 81 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, 55 stores under the names Harmon, Harmon Face Values or Face Values, and two retail stores under the name One Kings Lane. During the fiscal fourth quarter, the Company opened three stores including two buybuy BABY stores and one World Market store; and closed 21 stores including 11 Bed Bath & Beyond stores, seven World Market stores, two Harmon stores, and one Christmas Tree Shops store. The joint venture, to which the Company is a partner, operates ten stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, such as adjusted net earnings per diluted share, which is intended to provide visibility into the Company’s core operations by excluding the effects of the non-cash goodwill and tradename impairments charge. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results.

Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, anticipated net earnings per diluted share, and operating margin. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; the impact of goodwill and intangible asset impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; the integration of acquired businesses; and potential continuing uncertainty arising in connection with the announced intention by certain shareholders to seek control of the Company’s Board of Directors. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth     (908) 613-5820

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve months ended
	March 2, 2019	March 3, 2018	March 2, 2019	March 3, 2018

Net sales	$3,307,881	$3,716,264	$12,028,797	$12,349,301

Cost of sales	2,161,020	2,382,984	7,924,817	7,906,286

Gross profit	1,146,861	1,333,280	4,103,980	4,443,015

Selling, general and administrative expenses	933,691	996,177	3,681,210	3,681,694

Goodwill and tradename impairments	509,905	—	509,905	—

Operating (loss) profit	(296,735)	337,103	(87,135)	761,321

Interest expense, net	15,440	16,294	69,474	65,661

(Loss) earnings before provision for income taxes	(312,175)	320,809	(156,609)	695,660

(Benefit) provision for income taxes	(58,382)	126,765	(19,385)	270,802

Net (loss) earnings	$(253,793)	$194,044	$(137,224)	$424,858

Net (loss) earnings per share - Basic	$(1.92)	$1.41	$(1.02)	$3.05
Net (loss) earnings per share - Diluted	$(1.92)	$1.41	$(1.02)	$3.04

Weighted average shares outstanding - Basic	131,958	137,473	134,292	139,238
Weighted average shares outstanding - Diluted	131,958	137,950	134,292	139,739

Dividends declared per share	$0.16	$0.15	$0.64	$0.60

BED BATH & BEYOND INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	March 2, 2019	March 3, 2018
Assets

Current assets:
Cash and cash equivalents	$508,971	$346,140
Short term investment securities	485,799	378,039
Merchandise inventories	2,618,922	2,730,874
Prepaid expenses and other current assets	344,813	516,025

Total current assets	3,958,505	3,971,078

Long term investment securities	20,010	19,517
Property and equipment, net	1,876,109	1,909,289
Other assets	764,450	1,140,922

	$6,619,074	$7,040,806

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,094,078	$1,197,504
Accrued expenses and other current liabilities	672,267	633,100
Merchandise credit and gift card liabilities	339,322	335,081
Current income taxes payable	20,498	—

Total current liabilities	2,126,165	2,165,685

Deferred rent and other liabilities	395,409	431,592
Income taxes payable	49,235	62,823
Long term debt	1,487,934	1,492,078

Total liabilities	4,058,743	4,152,178

Shareholders' equity:

Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—

Common stock - $0.01 par value; authorized - 900,000 shares; issued 342,582 and 341,795 shares, respectively; outstanding 132,233 and 140,498 shares, respectively	3,426	3,418
Additional paid-in capital	2,118,673	2,057,975
Retained earnings	11,112,887	11,343,503
Treasury stock, at cost; 210,349 and 201,297 shares, respectively	(10,616,045)	(10,467,972)
Accumulated other comprehensive loss	(58,610)	(48,296)

Total shareholders' equity	2,560,331	2,888,628

	$6,619,074	$7,040,806

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Twelve months ended
	March 2, 2019	March 3, 2018
Cash Flows from Operating Activities:

Net (loss) earnings	$(137,224)	$424,858
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	338,825	313,107
Gain on sale of a building	(29,690)	—
Goodwill and tradename impairments	509,905	—
Gain on debt extinguishment	(412)	—
Stock-based compensation	58,514	70,510
Deferred income taxes	(104,089)	175,351
Other	(814)	(69)
Decrease (increase) in assets, net of effect of acquisitions:
Merchandise inventories	106,928	176,672
Trading investment securities	86,277	(16,036)
Other current assets	220,653	(258,853)
Other assets	218	(4,754)
(Decrease) increase in liabilities, net of effect of acquisitions:
Accounts payable	(90,657)	13,210
Accrued expenses and other current liabilities	(28,614)	80,375
Merchandise credit and gift card liabilities	16,016	25,510
Income taxes payable	8,360	(64,941)
Deferred rent and other liabilities	(35,918)	(75,251)

Net cash provided by operating activities	918,278	859,689

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(734,424)	(292,500)
Redemption of held-to-maturity investment securities	538,925	—
Capital expenditures	(325,366)	(375,793)
Proceeds from sale of a building	11,183	—
Payment for acquisition, net of cash acquired	—	(6,119)

Net cash used in investing activities	(509,682)	(674,412)

Cash Flows from Financing Activities:

Payment of dividends	(86,287)	(80,877)
Repurchase of common stock, including fees	(148,073)	(252,433)
Payment of senior notes	(4,224)	—
Proceeds from exercise of stock options	—	10,313
Payment of other liabilities	—	(434)

Net cash used in financing activities	(238,584)	(323,431)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7,181)	(4,035)

Net increase (decrease) in cash, cash equivalents and restricted cash	162,831	(142,189)

Cash, cash equivalents and restricted cash:
Beginning of period	367,140	509,329
End of period	$529,971	$367,140

The Fiscal Year 2017 consolidated statement of cash flows was revised to include restricted cash due to the adoption of Accounting Standards Update 2016-18 Statement of Cash Flows (Topic 230) in Fiscal Year 2018.

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended	Twelve Months Ended
	March 2, 2019	March 2, 2019
Reconciliation of Adjusted Operating Profit

Reported operating loss	$(296,735)	$(87,135)

Adjustments:
Goodwill and tradename impairments (a)	509,905	509,905
Total adjustments	509,905	509,905

Adjusted operating profit	$213,170	$422,770

Reconciliation of Adjusted Net Income

Reported net loss	$(253,793)	$(137,224)

Pre-tax Adjustments:
Goodwill and tradename impairments (a)	509,905	509,905
Total pre-tax adjustments	509,905	509,905

Tax benefit of adjustments	(97,286)	(97,286)

Total adjustments, after tax	412,619	412,619

Adjusted net income	$158,826	$275,395

Reconciliation of Adjusted Earnings per Diluted Share

Reported loss per diluted share	$(1.92)	$(1.02)
Goodwill and tradename impairments (a)	3.12	3.07
Adjusted earnings per diluted share	$1.20	$2.05

(a) Goodwill and tradename impairments include: (1) goodwill and tradename impairments related to the North American Retail reporting unit; and (2) goodwill and tradename impairments related to the Institutional Sales reporting unit.